                                                                    EXHIBIT 99.1


On August 20, 1998 the Registrant issued the following press release:


                    "NUTRITION FOR LIFE INTERNATIONAL, INC.
                    ANNOUNCES TERMINATION OF KEY DISTRIBUTOR
                    ----------------------------------------


HOUSTON, Texas, August 20, 1998 Nutrition For Life International, Inc. (Nasdaq/NMS:NFLI) today announced its decision to end its business relationship with Kevin Trudeau, a key distributor, effective immediately. The decision affects only Mr. Trudeau, and does not affect the status of any other distributor in the Company's network, including distributors in Mr. Trudeau's downline.


  NFLI has entered into an agreement with Mr. Trudeau in which Mr. Trudeau has agreed that the Company has terminated his distributorship and the October 1997 agreement between him and NFLI and that he will not contest these terminations. No further compensation will be paid by NFLI to Mr. Trudeau and Mr. Trudeau will comply with his nine month non-competition provision in the October 1997 agreement. The Company and Mr. Trudeau have also agreed that the Company will purchase from Mr. Trudeau the approximately 80,000 shares of NFLI common stock and approximately 40,000 common stock purchase warrants owned by him based on the closing price of the NFLI stock on August 19, 1998. It has also been agreed that statements by either party regarding this matter will be limited.


  Nutrition For Life International, Inc. develops, markets and sells an extensive product line of nutritional supplements and other consumer products through its network of independent distributors. Currently the Company markets its products in all 50 states, the District of Columbia, Canada, the United Kingdom, the Republic of Philippines, Guam, and Puerto Rico.

Contact:  David O. Rodrigue,                Melissa Cromwell,
          Chief Financial Officer           Investor Relations
          Nutrition For Life                Nutrition For Life
           International, Inc.               International, Inc.
          (713) 460-1976                    (303) 814-0557

-------------------------------------------------------------------------------

This press release includes statements, other than historical fact, that may be deemed forward-looking. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the Company's Securities and Exchange Commission filings and include the potential effects of regulatory scrutiny and legal proceedings, governmental regulation including interpretations of the FDA, product acceptance and competition, competition in the recruitment and retention of distributors and risks related to expansion into foreign markets.


                                      ###

                                                                         NFL166"